Filed Pursuant to Rule 424(b)(3)
Registration No. 333-188417
PROSPECTUS SUPPLEMENT
Dated February 5, 2018
(to Prospectus dated May 7, 2013)

Apollo Global Management, LLC
12,880,157 Class A Shares
Representing Class A Limited Liability Company Interests

This prospectus supplement updates and amends the selling shareholder information contained in the prospectus, dated May 7, 2013, relating to the resale of up to an aggregate of 12,880,157 Class A shares, representing Class A limited liability company interests of Apollo Global Management, LLC, by the selling shareholders identified in the prospectus (which term as used in the prospectus and in this prospectus supplement includes pledgees, donees, transferees or other successors-in-interest). Our Class A shares are listed on the New York Stock Exchange, or the “NYSE,” under the symbol “APO.”
The information presented relating to Joshua Harris in the table of selling shareholders in the section of the prospectus titled “Selling Shareholders,” including in footnote (3) to that table, is hereby replaced with the following:
Selling Shareholder	Number of Class A Shares Beneficially Owned Prior to the Offering	Number of Class A Shares That May Be Sold	Number of Class A Shares Beneficially Owned After the Offering	Percentage of Class A Shares Outstanding After the Offering
Joshua Harris (3)	53,432,643	4,425,620	49,007,023	20.1%

(3) Includes shares owned by MJH Investments LLC and MJH Partners, LP, estate planning vehicles for which voting and investment control are exercised by Mr. Harris, one of our managing partners.

Investing in our Class A shares involves risks. You should carefully read and consider the risk factors described under “Risk Factors” beginning on page 9 of the prospectus and in the documents incorporated by reference therein before you make an investment in our Class A shares.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of these securities or determined if the prospectus and this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 5, 2018.